Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3, of our report dated February 29, 2008, on the consolidated balance sheets of Frontier Financial Corporation and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareowners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and in our same report, with respect to Frontier Financial Corporation and Subsidiaries’ effectiveness of internal control over financial reporting as of December 31, 2007, which report is included in the annual report on Form 10-K of Frontier Financial Corporation and Subsidiaries’ for the year ended December 31, 2007. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.

/s/ Moss Adams LLP

Everett, Washington

November 14, 2008